Exhibit 99.1

FOR RELEASE (01.24.2024)	Alan A. Villalon, Chief Financial Officer 952.417.3733 (Office)

ALERUS FINANCIAL CORPORATION ANNOUNCES

FOURTH QUARTER 2023 RESULTS, INCLUDING BALANCE SHEET REPOSITIONING

MINNEAPOLIS, MN (January 24, 2024) – Alerus Financial Corporation (Nasdaq: ALRS), or the Company, reported net loss of $14.8 million for the fourth quarter of 2023, or ($0.73) per diluted common share, compared to net income of $9.2 million, or $0.45 per diluted common share, for the third quarter of 2023, and net income of $10.9 million, or $0.53 per diluted common share, for the fourth quarter of 2022.

During the fourth quarter of 2023, the Company sold $172.3 million of available-for-sale (AFS) securities in a balance sheet repositioning. The sale resulted in a one-time pre-tax net loss of $24.6 million. Proceeds from the sale were reinvested into loans to new and existing clients throughout the communities the Company serves, in addition to paying down borrowings. Adjusted pre-provision net revenue (see non-GAAP reconciliation) was $9.0 million, compared to $8.9 million for the third quarter 2023.

CEO Comments

President and Chief Executive Officer Katie Lorenson said, “2023 was an extraordinary year that brought both challenges and opportunities. During the year, we completed several restructurings and added over 120 new team members to our organization while reducing overall headcount. The resulting transformation of our commercial wealth bank is evident, with exceptional deposit growth supporting high quality loan growth during the quarter. In addition, the well-executed balance sheet repositioning in December has provided the Company with continued momentum to improve financial performance heading into 2024 and beyond.

The ongoing successful execution of our One Alerus strategy resulted in new and expanded client relationships in all our diversified business lines. Our net interest margin expanded during the quarter and fee income remained a differentiator in the industry with a robust contribution of 54% of total revenues. Returning financial performance to top tier profitability levels through ongoing expense management remains a priority, and we continued to prudently manage credit quality while maintaining healthy reserves, capital, and liquidity levels.

We are focused on continued value creation for our shareholders, our clients, and our communities. During the quarter, we grew tangible book value per share 8.0% and returned over $5.8 million to shareholders through dividends and our expanded share buyback program. I want to thank our Alerus team members for building on our solid foundation and all that was accomplished in 2023. ”

Fourth Quarter Highlights

◾	Total deposits were $3.1 billion as of December 31, 2023, an increase of $223.4 million, or 7.8%, from September 30, 2023
◾	Total loans were $2.8 billion as of December 31, 2023, an increase of $149.7 million, or 5.7%, from September 30, 2023
◾	The loan to deposit ratio as of December 31, 2023 was 89.0%, compared to 90.7% as of September 30, 2023, brokered deposits remained at $0
◾	Net interest margin expanded 10 basis points from 2.27% in the third quarter to 2.37% in the fourth quarter of 2023
◾	Net interest income increased 5.7%, from $20.4 million in the third quarter to $21.6 million in the fourth quarter of 2023
◾	Total assets under administration/management were $40.7 billion, a 6.3% increase from the third quarter of 2023
◾	Net recoveries to average loans of 0.04%, compared to net recoveries to average loans of 0.09% for the third quarter of 2023
◾	Repurchased $2.1 million of the Company’s outstanding stock at an average purchase price of $17.65, reducing common shares outstanding by 118,000 at quarter end, along with recent board approval to repurchase up to a total of 1 million shares of common stock
◾	Tangible book value per common share (non-GAAP) was $15.46, an 8.0% increase from the third quarter of 2023

◾	Common equity tier 1 capital to risk weighted assets as of December 31, 2023 was 11.82%, compared to 13.01% as of September 30, 2023, and continues to be well above the minimum threshold to be well capitalized of 6.50%
◾	Tangible common equity to tangible assets (non-GAAP) was 7.96% as of December 31, 2023, compared to 7.47% as of September 30, 2023

Full Year 2023 Highlights

◾	Noninterest expense of $150.2 million, a decrease of $8.6 million, or 5.4%, compared to $158.8 million in 2022
◾	Average loans of $2.5 billion, an increase of $475.6 million, or 23.1%, from 2022
◾	Average deposits of $2.9 billion, an increase of $48.6 million, or 1.69%, from 2022
◾	Total deposits increased $180.1 million to $3.1 billion as of December 31, 2023, compared to $2.9 billion as of December 31, 2022
◾	Loan to deposit ratio as of December 31, 2023 was 89.0%, compared to 83.8% as of December 31, 2022, brokered deposits remained at $0
◾	Yield on interest earning assets increased 109 basis points from 3.52% for the year ended December 31, 2022 to 4.61% for the year ended December 31, 2023
◾	Total assets under administration/management were $40.7 billion, a 14.0% increase from December 31, 2022
◾	Net recoveries to average loans of 0.04%, compared to net charge-offs to average loans of 0.03% for the year ended December 31, 2022
◾	Dividends paid per common share increased from $0.70 for the year ended December 31, 2022 to $0.75 for the year ended December 31, 2023
◾	Repurchased $6.2 million of the Company’s outstanding stock at an average purchase price of $17.48, reducing common shares outstanding by 356,474 for the year ended December 31, 2023
◾	Tangible book value per common share (non-GAAP) was $15.46 as of December 31, 2023, compared to $14.37 as of December 31, 2022
◾	Tangible common equity to tangible assets (non-GAAP) was 7.96% as of December 31, 2023, compared to 7.74% as of December 31, 2022

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars and shares in thousands, except per share data)	2023	2023	2022	2023	2022
Performance Ratios
Return on average total assets	(1.51)%	0.95%	1.17%	0.31%	1.14%
Return on average common equity	(16.75)%	10.05%	12.37%	3.26%	11.55%
Return on average tangible common equity (1)	(18.85)%	13.51%	16.63%	5.37%	15.09%
Noninterest income as a % of revenue	3.54%	58.21%	48.62%	47.74%	52.72%
Net interest margin (tax-equivalent)	2.37%	2.27%	3.09%	2.46%	3.04%
Efficiency ratio (1)	165.40%	73.37%	69.62%	85.85%	72.86%
Adjusted efficiency ratio (1)	79.07%	73.37%	69.62%	74.91%	72.86%
Net charge-offs/(recoveries) to average loans	(0.04)%	(0.09)%	(0.03)%	(0.04)%	0.02%
Dividend payout ratio	(26.03)%	42.22%	33.96%	129.31%	33.33%
Per Common Share
Earnings per common share - basic	$(0.74)	$0.46	$0.54	$0.59	$2.12
Earnings per common share - diluted	$(0.73)	$0.45	$0.53	$0.58	$2.10
Dividends declared per common share	$0.19	$0.19	$0.18	$0.75	$0.70
Book value per common share	$18.71	$17.60	$17.85
Tangible book value per common share (1)	$15.46	$14.32	$14.37
Average common shares outstanding - basic	19,761	19,872	19,988	19,922	18,640
Average common shares outstanding - diluted	19,996	20,095	20,232	20,143	18,884
Other Data
Retirement and benefit services assets under administration/management	$36,682,425	$34,552,569	$32,122,520
Wealth management assets under administration/management	$4,018,846	$3,724,091	$3,582,648
Mortgage originations	$65,488	$109,637	$126,254	$364,114	$812,314

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the fourth quarter of 2023 was $21.6 million, a $1.2 million, or 5.7%, increase from the third quarter of 2023 due to interest income growth and stabilizing interest expense resulting from slowing deposit cost increases and lower short-term borrowings due to strong deposit growth. Net interest income decreased $5.4 million, or 20.1%, from $27.0 million for the fourth quarter of 2022 due to heightened deposit competition, the impact of rising short-term interest rates on indexed money market deposits, and clients moving deposits out of noninterest bearing products into interest-bearing products. Interest income increased $2.7 million, or 6.3%, from the third quarter of 2023, primarily driven by a 23 basis point increase in yield on interest earning assets mostly attributable to higher yields on new loans and strong organic loan growth. The increase in interest income was offset by a $1.5 million increase in interest expense, primarily due to an increase in rates paid on interest-bearing deposits. While the increase was the lowest quarterly increase in 2023, interest expense paid on deposits was still impacted due to heightened deposit competition, the impact of rising short-term interest rates on indexed money market deposits, and clients moving deposits out of noninterest bearing products into interest-bearing products.

Net interest margin (on a tax-equivalent basis), was 2.37% for the fourth quarter of 2023, a 10 basis point increase from 2.27% for the third quarter of 2023, and a 72 basis point decrease from 3.09% for the fourth quarter of 2022. The increase in net interest margin from the prior quarter reflected higher yields on new loans, partially offset by the impact of rising interest rates on our interest-bearing liabilities.

Noninterest Income

Noninterest income for the fourth quarter of 2023 was $0.8 million, a $27.6 million, or 97.2%, decrease from the third quarter of 2023. The quarter over quarter decrease was driven by the previously announced balance sheet repositioning, as a result of which a $24.6 million loss on the sale of investment securities was recognized in the fourth quarter of 2023. Adjusted non-interest income (non-GAAP) for the fourth quarter of 2023 was $25.4 million, a 0.8% decrease from the third quarter of 2023. Retirement and benefit services revenue decreased to $15.3 million, a 17.7% decrease from third quarter results mainly due to a $2.8 million gain recognized on the divestiture of the ESOP trustee business in the third quarter of 2023. Assets under administration/management in retirement and benefit services grew 6.2% due to improved equity and bond markets. Wealth management revenues grew $0.7 million, a 12.7% increase from the third quarter of 2023 as assets under administration/management grew 7.9% during that same period. Mortgage saw a $1.2 million seasonal decrease in mortgage banking revenue with mortgage originations of $65.5 million for the fourth quarter of 2023, compared to originations of $109.6 million in the third quarter of 2023.

Adjusted noninterest income (non-GAAP) for the fourth quarter of 2023 was $25.4 million, a decrease of $0.1 million, or 0.3%, from $25.5 million in the fourth quarter of 2022. While overall noninterest income was stable year over year, mortgage banking revenues declined $0.9 million, or 41.1%, from $2.2 million in the fourth quarter of 2022 as mortgage originations declined 48.1% during that time period due to the impact of higher interest rates. Offsetting this decline, wealth management revenues grew $0.8 million, or 15.5%, from $5.1 million in the fourth quarter of 2022 as assets under administration/management grew 12.2% during that time period.

Noninterest Expense

Noninterest expense for the fourth quarter of 2023 was $38.7 million, a $1.4 million, or 3.7%, increase from the third quarter of 2023. Compensation expense for the fourth quarter of 2023 was $19.2 million, which included severance expense of $0.4 million. Business services, software and technology expense was $5.7 million for the fourth quarter of 2023, a $0.9 million increase from the third quarter of 2023. The increase was driven by seasonally higher contract renewals due to inflationary pressures and equipment purchases. Professional fees and assessments expense was $2.3 million, a $0.6 million increase from the third quarter of 2023 driven primarily by higher fees resulting from increased audit, examination, and other professional fees. Marketing and advertising expense was $1.0 million for the fourth quarter of 2023, a $0.3 million increase from the third quarter of 2023 due to a one-time donation resulting in future tax credits.

Noninterest expense for the fourth quarter of 2023 increased $0.7 million, or 1.9%, from $37.9 million in the fourth quarter of 2022. The increase was primarily driven by inflationary pressures in business services, software and technology expense and higher professional fees and assessments due to higher auditing fees and an increase in Federal Deposit Insurance Corporation (“FDIC”) assessments.

Financial Condition

Total assets were $3.9 billion as of December 31, 2023, an increase of $117.2 million, or 3.1%, from December 31, 2022. The increase was primarily due to a $312.1 million increase in loans and a $64.2 million increase in cash and cash equivalents, partially offset by a decrease of $253.0 million in investment securities.

Loans

Total loans were $2.8 billion as of December 31, 2023, an increase of $312.1 million, or 12.8%, from December 31, 2022. The increase was primarily driven by a $245.2 million increase in commercial real estate loans, a $47.3 million increase in residential real estate loans, a $26.2 million increase in real estate construction loans, and an $11.0 million increase in commercial and industrial loans, offset by a $21.3 million decrease in other consumer revolving and installment loans.

The following table presents the composition of our loan portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2023	2023	2023	2023	2022
Commercial
Commercial and industrial	$594,827	$582,387	$551,860	$553,578	$583,876
Real estate construction	124,034	97,742	78,428	108,776	97,810
Commercial real estate	1,126,912	1,025,014	1,003,821	934,324	881,670
Total commercial	1,845,773	1,705,143	1,634,109	1,596,678	1,563,356
Consumer
Residential real estate first mortgage	726,879	717,793	707,630	698,002	679,551
Residential real estate junior lien	154,134	152,677	157,231	152,281	150,479
Other revolving and installment	29,302	30,817	34,552	39,664	50,608
Total consumer	910,315	901,287	899,413	889,947	880,638
Total loans	$2,756,088	$2,606,430	$2,533,522	$2,486,625	$2,443,994

Deposits

Total deposits were $3.1 billion as of December 31, 2023, an increase of $180.1 million, or 6.2%, from December 31, 2022. Interest-bearing deposits increased $313.0 million, while noninterest-bearing deposits decreased $132.9 million, from December 31, 2022. The increase in total deposits was due to new and expanded commercial deposit relationships along with time deposit and synergistic deposit growth. Time deposit balances increased as higher short-term CD rates attracted primarily new deposits to the Company. The Company continued to have $0 of brokered deposits as of December 31, 2023.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2023	2023	2023	2023	2022
Noninterest-bearing demand	$728,082	$717,990	$715,534	$792,977	$860,987
Interest-bearing
Interest-bearing demand	840,711	759,812	753,194	817,675	706,275
Savings accounts	82,485	88,341	93,557	99,742	99,882
Money market savings	1,032,771	959,106	986,403	1,076,166	1,035,981
Time deposits	411,562	346,935	304,167	245,418	212,359
Total interest-bearing	2,367,529	2,154,194	2,137,321	2,239,001	2,054,497
Total deposits	$3,095,611	$2,872,184	$2,852,855	$3,031,978	$2,915,484

Asset Quality

Total nonperforming assets were $8.8 million as of December 31, 2023, an increase of $4.9 million, or 129.3%, from December 31, 2022. This increase was primarily driven by one loan. As of December 31, 2023, the allowance for credit losses on loans was $35.8 million, or 1.30% of total loans, compared to $31.1 million, or 1.27% of total loans, as of December 31, 2022.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2023	2023	2023	2023	2022
Nonaccrual loans	$8,596	$9,007	$2,233	$2,118	$3,794
Accruing loans 90+ days past due	139	—	347	—	—
Total nonperforming loans	8,735	9,007	2,580	2,118	3,794
OREO and repossessed assets	32	3	—	—	30
Total nonperforming assets	$8,767	$9,010	$2,580	$2,118	$3,824
Net charge-offs/(recoveries)	(238)	(594)	(403)	170	(178)
Net charge-offs/(recoveries) to average loans	(0.04)%	(0.09)%	(0.07)%	0.03%	(0.03)%
Nonperforming loans to total loans	0.32%	0.35%	0.10%	0.09%	0.16%
Nonperforming assets to total assets	0.22%	0.23%	0.07%	0.05%	0.10%
Allowance for credit losses on loans to total loans	1.30%	1.39%	1.41%	1.41%	1.27%
Allowance for credit losses on loans to nonperforming loans	410%	403%	1,384%	1,657%	821%

For the fourth quarter of 2023, the Company had net recoveries of $238 thousand, compared to net recoveries of $594 thousand for the third quarter of 2023 and $178 thousand for the fourth quarter of 2022.

The Company recorded a provision for credit losses of $1.5 million for the fourth quarter of 2023, primarily driven by strong loan growth and unfunded commitments. Beginning on January 1, 2023, the allowance for credit losses on loans is computed under the current expected credit loss, or CECL, accounting standard; prior to that, the allowance for credit losses was computed using the incurred loss method. The unearned fair value adjustments on the acquired Metro Phoenix Bank loan portfolio were $5.2 million and $7.1 million, as of December 31, 2023 and 2022, respectively.

Capital

Total stockholders’ equity was $369.1 million as of December 31, 2023, an increase of $12.3 million from December 31, 2022. This change was driven by a decrease in accumulated other comprehensive loss of $25.0 million. Tangible book value per common share, a non-GAAP financial measure, increased to $15.46 as of December 31, 2023, from $14.37 as of December 31, 2022. Tangible common equity to tangible assets, a non-GAAP financial measure, increased to 7.96% as of December 31, 2023, from 7.74% as of December 31, 2022. Common equity tier 1 capital to risk weighted assets decreased to 11.85% as of December 31, 2023, from 13.39% as of December 31, 2022.

During the fourth quarter of 2023, the Company repurchased approximately $2.1 million of its outstanding stock at an average purchase price of $17.65, which reduced common shares outstanding by 118,000 at quarter end.

The following table presents our capital ratios as of the dates indicated:

	December 31,	September 30,	December 31,
	2023	2023	2022
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	11.82%	13.01%	13.39%
Tier 1 capital to risk weighted assets	12.10%	13.30%	13.69%
Total capital to risk weighted assets	14.76%	16.10%	16.48%
Tier 1 capital to average assets	10.57%	11.14%	11.25%
Tangible common equity / tangible assets (2)	7.96%	7.47%	7.74%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	11.40%	12.68%	12.76%
Tier 1 capital to risk weighted assets	11.40%	12.68%	12.76%
Total capital to risk weighted assets	12.51%	13.86%	13.83%
Tier 1 capital to average assets	9.92%	10.72%	10.48%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 11:00 a.m. Central Time on Thursday, January 25, 2024, to discuss its financial results. The call can be accessed via telephone at (844) 200-6205, using access code 454002. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, N.A., the Company provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. The Company provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. The Company has banking, mortgage, and wealth management offices in Grand Forks and Fargo, North Dakota, the Minneapolis-St. Paul, Minnesota metropolitan area, and Phoenix, Scottsdale, and Mesa Arizona. Alerus retirement and benefit services plan administration hubs are located in Minnesota, Michigan, and Colorado.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), efficiency ratio, adjusted efficiency ratio, pre-provision net revenue, adjusted pre-provision net revenue, and adjusted noninterest income. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy and financial performance. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements the Company makes regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, the following: interest rate risk, including the effects of recent and potential additional rate increases by the Federal Reserve; our ability to successfully manage credit risk and maintain an adequate level of allowance for credit losses; new or revised accounting standards; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including continued rising rates of inflation and possible recession; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short-period of time at Silicon Valley Bank, Signature Bank and First Republic Bank that resulted in the failure of those institutions; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies, including the integration of Metro Phoenix Bank which the Company acquired in 2022; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our or our third party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; interruptions involving our information technology and telecommunications systems or fourth-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry from non-banks such as credit unions and Fintech companies, including digital asset service providers; our ability to successfully manage liquidity risk, including our need to access higher cost sources of funds such as fed funds purchased and short-term borrowings; the concentration of large deposits from certain clients, who have balances above current FDIC insurance limits; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; potential impairment to the goodwill the Company recorded in connection with our past acquisitions, including the acquisition of Metro Phoenix Bank; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes, including in response to the recent failures of Silicon Valley Bank, Signature Bank and First Republic Bank in 2023; fluctuations in the values of the securities held in our securities portfolio, including as a result of changes in interest rates; governmental monetary, trade and fiscal policies; risks related to climate change and the negative impact it may have on our customers and their businesses; severe weather, natural disasters, widespread disease or pandemics; acts of war or terrorism, including the Israeli-Palestinian conflict and the Russian invasion of Ukraine, or other adverse external events; any material weaknesses in our internal control over financial reporting; changes to U.S. or state tax laws, regulations and guidance, including the new 1.0% excise tax on stock buybacks by publicly traded companies; potential changes in federal policy and at regulatory agencies as a result of the upcoming 2024 presidential election; talent and labor shortages and employee turnover; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	December 31,	December 31,
	2023	2022
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$122,485	$58,242
Investment securities
Available-for-sale, at fair value	486,736	717,324
Held-to-maturity, at carrying value (allowance for credit losses of $213 at December 31, 2023)	299,515	321,902
Loans held for sale	11,497	9,488
Loans	2,756,088	2,443,994
Allowance for credit losses on loans	(35,843)	(31,146)
Net loans	2,720,245	2,412,848
Land, premises and equipment, net	17,940	17,288
Operating lease right-of-use assets	5,436	5,419
Accrued interest receivable	15,700	12,869
Bank-owned life insurance	33,236	33,991
Goodwill	46,783	47,087
Other intangible assets	17,158	22,455
Servicing rights	2,052	2,643
Deferred income taxes, net	34,595	42,369
Other assets	83,433	75,712
Total assets	$3,896,811	$3,779,637
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$728,082	$860,987
Interest-bearing	2,367,529	2,054,497
Total deposits	3,095,611	2,915,484
Short-term borrowings	314,170	378,080
Long-term debt	58,956	58,843
Operating lease liabilities	5,751	5,902
Accrued expenses and other liabilities	53,196	64,456
Total liabilities	3,527,684	3,422,765
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 19,734,077 and 19,991,681 issued and outstanding	19,734	19,992
Additional paid-in capital	150,343	155,095
Retained earnings	272,705	280,426
Accumulated other comprehensive loss	(73,655)	(98,641)
Total stockholders’ equity	369,127	356,872
Total liabilities and stockholders’ equity	$3,896,811	$3,779,637

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$37,731	$34,986	$29,248	$136,918	$89,907
Investment securities
Taxable	6,040	6,146	5,813	24,262	23,260
Exempt from federal income taxes	182	182	210	740	848
Other	742	724	541	2,963	1,562
Total interest income	44,695	42,038	35,812	164,883	115,577
Interest Expense
Deposits	17,169	14,436	5,675	53,387	9,169
Short-term borrowings	5,292	6,528	2,545	20,976	4,339
Long-term debt	682	679	628	2,681	2,340
Total interest expense	23,143	21,643	8,848	77,044	15,848
Net interest income	21,552	20,395	26,964	87,839	99,729
Provision for credit losses	1,507	—	—	2,057	—
Net interest income after provision for credit losses	20,045	20,395	26,964	85,782	99,729
Noninterest Income
Retirement and benefit services	15,317	18,605	16,599	65,294	67,135
Wealth management	5,940	5,271	5,144	21,855	20,870
Mortgage banking	1,279	2,510	2,170	8,411	16,921
Service charges on deposit accounts	341	328	282	1,280	1,434
Net gains (losses) on investment securities	(24,643)	—	—	(24,643)	—
Other	2,557	1,693	1,322	8,032	4,863
Total noninterest income	791	28,407	25,517	80,229	111,223
Noninterest Expense
Compensation	19,214	19,071	19,189	76,290	80,656
Employee taxes and benefits	4,578	4,895	4,887	20,051	21,915
Occupancy and equipment expense	1,858	1,883	1,892	7,477	7,605
Business services, software and technology expense	5,686	4,774	4,405	21,053	19,487
Intangible amortization expense	1,324	1,324	1,324	5,296	4,754
Professional fees and assessments	2,345	1,716	1,454	6,743	8,367
Marketing and business development	1,002	692	950	3,027	3,254
Supplies and postage	521	410	634	1,796	2,440
Travel	313	322	356	1,189	1,182
Mortgage and lending expenses	501	689	606	1,902	2,183
Other	1,312	1,484	2,251	5,333	6,927
Total noninterest expense	38,654	37,260	37,948	150,157	158,770
Income (loss) before income tax expense (benefit)	(17,818)	11,542	14,533	15,854	52,182
Income tax expense (benefit)	(3,064)	2,381	3,624	4,158	12,177
Net income (loss)	$(14,754)	$9,161	$10,909	$11,696	$40,005
Per Common Share Data
Earnings (loss) per common share	$(0.74)	$0.46	$0.54	$0.59	$2.12
Diluted earnings (loss) per common share	$(0.73)	$0.45	$0.53	$0.58	$2.10
Dividends declared per common share	$0.19	$0.19	$0.18	$0.75	$0.70
Average common shares outstanding	19,761	19,872	19,988	19,922	18,640
Diluted average common shares outstanding	19,996	20,095	20,232	20,143	18,884

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	December 31,	September 30,	December 31,
	2023	2023	2022
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$369,127	$349,402	$356,872
Less: Goodwill	46,783	46,783	47,087
Less: Other intangible assets	17,158	18,482	22,455
Tangible common equity (a)	305,186	284,137	287,330
Total assets	3,896,811	3,869,138	3,779,637
Less: Goodwill	46,783	46,783	47,087
Less: Other intangible assets	17,158	18,482	22,455
Tangible assets (b)	3,832,870	3,803,873	3,710,095
Tangible common equity to tangible assets (a)/(b)	7.96%	7.47%	7.74%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$369,127	$349,402	$356,872
Less: Goodwill	46,783	46,783	47,087
Less: Other intangible assets	17,158	18,482	22,455
Tangible common equity (c)	305,186	284,137	287,330
Total common shares issued and outstanding (d)	19,734	19,848	19,992
Tangible book value per common share (c)/(d)	$15.46	$14.32	$14.37

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Return on Average Tangible Common Equity
Net income (loss)	$(14,754)	$9,161	$10,909	$11,696	$40,005
Add: Intangible amortization expense (net of tax)	1,046	1,046	1,046	4,184	3,756
Net income (loss), excluding intangible amortization (e)	(13,708)	10,207	11,955	15,880	43,761
Average total equity	349,382	361,735	349,812	358,267	346,355
Less: Average goodwill	46,783	46,882	46,283	46,959	39,415
Less: Average other intangible assets (net of tax)	14,067	15,109	18,243	15,624	17,018
Average tangible common equity (f)	288,532	299,744	285,286	295,684	289,922
Return on average tangible common equity (e)/(f)	(18.85)%	13.51%	16.63%	5.37%	15.09%
Efficiency Ratio
Noninterest expense	$38,654	$37,260	$37,948	$150,157	$158,770
Less: Intangible amortization expense	1,324	1,324	1,324	5,296	4,754
Adjusted noninterest expense (g)	37,330	35,936	36,624	144,861	154,016
Net interest income	21,552	20,395	26,964	87,839	99,729
Noninterest income	791	28,407	25,517	80,229	111,223
Tax-equivalent adjustment	226	180	124	671	429
Total tax-equivalent revenue (h)	22,569	48,982	52,605	168,739	211,381
Efficiency ratio (g)/(h)	165.40%	73.37%	69.62%	85.85%	72.86%
Adjusted Efficiency Ratio
Noninterest expense	$38,654	$37,260	$37,948	$150,157	$158,770
Less: Intangible amortization expense	1,324	1,324	1,324	5,296	4,754
Adjusted noninterest expense (i)	37,330	35,936	36,624	144,861	154,016
Net interest income	21,552	20,395	26,964	87,839	99,729
Noninterest income	791	28,407	25,517	80,229	111,223
Tax-equivalent adjustment	226	180	124	671	429
Less: Net gains (losses) on investment securities	(24,643)	—	—	(24,643)	—
Total tax-equivalent revenue (j)	47,212	48,982	52,605	193,382	211,381
Adjusted efficiency ratio (i)/(j)	79.07%	73.37%	69.62%	74.91%	72.86%

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Pre-Provision Net Revenue
Income (loss) before taxes	$(17,818)	$11,542	$14,533	$15,854	$52,182
Add: Provision for credit losses	1,507	—	—	2,057	—
Pre-provision net revenue	$(16,311)	$11,542	$14,533	$17,911	$52,182
Adjusted Pre-Provision Net Revenue
Pre-provision net revenue	$(16,311)	$11,542	$14,533	$17,911	$52,182
Add: Net gains (losses) on investment securities	(24,643)	—	—	(24,643)	—
Add: Minnesota Housing donation	250	—	—	250	—
Less: Severance and signing bonus expense	416	147	669	2,337	1,942
Less: Gain on sale of ESOP business	—	2,775	—	2,775	—
Less: BOLI mortality proceeds	—	—	—	1,196	—
Adjusted pre-provision net revenue	$8,998	$8,914	$15,202	$41,170	$54,124
Adjusted Noninterest Income
Noninterest income	$791	$28,407	$25,517	$80,229	$111,223
Add: Net gains (losses) on investment securities	(24,643)	—	—	(24,643)	—
Less: Gain on sale of ESOP business	—	2,775	—	2,775	—
Less: BOLI mortality proceeds	—	—	—	1,196	—
Adjusted noninterest income	$25,434	$25,632	$25,517	$100,901	$111,223

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Year ended
	December 31, 2023		September 30, 2023		December 31, 2022		December 31, 2023		December 31, 2022
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$33,920	3.22%	$29,450	3.09%	$26,510	2.16%	$35,395	3.40%	$58,149	1.01%
Investment securities (1)	921,555	2.70%	971,913	2.60%	1,046,441	2.30%	983,545	2.56%	1,135,426	2.14%
Fed funds sold	—	—%	—	—%	7,119	3.40%	—	—%	7,313	2.63%
Loans held for sale	11,421	6.01%	16,518	5.55%	14,505	4.54%	13,217	5.46%	24,497	3.49%
Loans
Commercial:
Commercial and industrial	573,174	6.89%	555,649	6.61%	561,252	5.80%	558,429	6.62%	507,040	5.13%
Real estate construction	117,765	8.12%	88,450	8.52%	96,189	6.02%	99,315	7.66%	63,296	5.21%
Commercial real estate	1,053,812	5.47%	998,636	5.25%	838,466	4.85%	980,667	5.20%	713,102	4.16%
Total commercial	1,744,751	6.12%	1,642,735	5.89%	1,495,907	5.28%	1,638,411	5.84%	1,283,438	4.59%
Consumer
Residential real estate first mortgage	724,110	4.00%	714,874	3.89%	665,135	3.64%	706,626	3.85%	587,443	3.50%
Residential real estate junior lien	155,137	7.86%	154,939	7.69%	146,912	6.46%	154,036	7.56%	136,483	5.29%
Other revolving and installment	29,510	6.33%	32,288	6.11%	51,836	5.62%	35,971	6.06%	52,071	4.85%
Total consumer	908,757	4.73%	902,101	4.62%	863,883	4.24%	896,633	4.58%	775,997	3.91%
Total loans (1)	2,653,508	5.64%	2,544,836	5.44%	2,359,790	4.90%	2,535,044	5.39%	2,059,435	4.33%
Federal Reserve/FHLB stock	24,780	7.48%	28,761	6.83%	19,603	6.80%	25,246	6.98%	13,824	5.67%
Total interest earning assets	3,645,184	4.89%	3,591,478	4.66%	3,473,968	4.10%	3,592,447	4.61%	3,298,644	3.52%
Noninterest earning assets	223,022		230,123		232,754		224,480		202,011
Total assets	$3,868,206		$3,821,601		$3,706,722		$3,816,927		$3,500,655
Interest-Bearing Liabilities
Interest-bearing demand deposits	$798,634	1.65%	$751,455	1.34%	$692,217	0.50%	$768,238	1.29%	$692,287	0.22%
Money market and savings deposits	1,092,656	3.53%	1,073,297	3.20%	1,185,502	1.39%	1,118,815	2.92%	1,113,426	0.55%
Time deposits	383,715	4.27%	327,264	3.94%	214,264	1.20%	303,746	3.58%	221,997	0.70%
Fed funds purchased	189,568	5.71%	312,121	5.50%	86,350	3.78%	287,768	5.31%	63,296	2.46%
Short-term borrowings	200,000	5.09%	173,913	5.02%	178,533	3.82%	113,973	5.00%	89,932	3.10%
Long-term debt	58,943	4.59%	58,914	4.57%	58,830	4.24%	58,900	4.55%	58,864	3.98%
Total interest-bearing liabilities	2,723,516	3.37%	2,696,964	3.18%	2,415,696	1.45%	2,651,440	2.91%	2,239,802	0.71%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	719,895		692,742		870,948		737,365		851,821
Other noninterest-bearing liabilities	75,413		70,160		70,266		69,855		62,677
Stockholders’ equity	349,382		361,735		349,812		358,267		346,355
Total liabilities and stockholders’ equity	$3,868,206		$3,821,601		$3,706,722		$3,816,927		$3,500,655
Net interest rate spread		1.52%		1.48%		2.65%		1.70%		2.81%
Net interest margin, tax-equivalent (1)		2.37%		2.27%		3.09%		2.46%		3.04%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.